Exhibit 99.1

For Immediate Release

SOLO CUP REDUCES DEBT BY MORE THAN $325 MILLION YEAR-TO-DATE

Company Closes Transactions and Announces Plans to Consolidate Certain Operations

HIGHLAND PARK, Ill., October 16, 2007 – Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced several transactions that will both reduce debt and continue to improve the Company’s operating performance. First, the Company completed the previously announced sale of its Hoffmaster® business. In addition, Solo has sold its uncoated white paper plate business. After applying net proceeds from these and previous transactions to its term loan, the Company will have paid down more than $325 million so far this year. Lastly, the Company announced plans to close two facilities, taking advantage of improvements in manufacturing efficiencies gained through its ongoing Performance Improvement Program.

Hoffmaster Sale Complete

A newly formed affiliate of Kohlberg & Company, LLC (“Kohlberg”) has acquired all of the assets of the Company’s Hoffmaster business for approximately $170 million. The transaction includes Hoffmaster’s product portfolio of disposable tableware and special occasions consumer products and associated manufacturing equipment, as well as two manufacturing facilities located in Oshkosh and Appleton, Wis., a distribution center located in Indianapolis, Ind., and a sourcing subsidiary in Hong Kong.

Solo Exits Uncoated White Paper Plate Business

Solo also announced that it has sold its uncoated white paper plate business to AJM Packaging Corporation, a manufacturer of private label disposable paper foodservice products.

“We made a strategic decision to exit this commodity product line. We remain very committed to our private label business where we can add value for customers through our unique capabilities,” said Robert M. Korzenski, CEO, Solo Cup Company. “We will focus our attention and investment in our decorated and coated white paper plate business, which we believe represents a stronger growth opportunity for Solo.”

“The sale of both the Hoffmaster and uncoated white paper plate businesses illustrates that the Company is steadily executing its strategy to shed non-core assets in order to reduce debt and increase investment in businesses that truly differentiate Solo,” Korzenski continued. “Including the sale-leaseback transaction completed earlier this year, we have repaid more than $325 million already in 2007 – a remarkable achievement given our financial position just one year ago.”

Leominster and Wheeling Facilities to be Closed

Solo also announced today that it intends to close manufacturing facilities in Leominster, Mass., and Wheeling, Ill., and shift production and employment to other manufacturing locations, including North Andover, Mass., and Chicago, Ill. The Leominster and Wheeling plants are expected to close by December 31, 2007, and February 28, 2008, respectively. The costs associated with these facility closings are expected to be recovered in less than two years.

“As a result of improved efficiencies across our asset base and the Company’s SKU rationalization initiative, we have been able to streamline our operations,” said Peter J. Mendola, Solo’s senior vice president of manufacturing. “These closures, which primarily affect our straw and cutlery product lines, will be managed to ensure no disruption to our customers. Further, given the close proximity of other Solo facilities, we expect a number of our employees to remain with us. Regardless, it is always difficult to implement a decision that will cause disruption for our people. They work hard for us and we are grateful for their service.”

Solo Cup Company is a $2.5 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice and international markets. Solo has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo and Sweetheart names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, effectively implementing the integrated performance improvement program and other initiatives designed to reduce cost and improve operating efficiencies, the completion of the plant closures and efficiency gains described herein, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, the impact of our significant debt on our financial health and operating flexibility, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contacts:	Analyst Contact:
Angie Chaplin, 847-579-3503	Richard Ryan, 847-579-3603
Solo Cup Company	Solo Cup Company
angie.chaplin@solocup.com	richard.ryan@solocup.com

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